THE OHIO ART COMPANY


                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD MAY 5, 1998
                        ----------------------

                                                          Bryan, Ohio
                                                         April 9, 1998


To the Shareholders of
   The Ohio Art Company

     NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of THE OHIO ART COMPANY will be held at the Sycamore Hills Golf Club, 11836 Covington Road, Fort Wayne, Indiana, on Tuesday, May 5, 1998 at 10:00 AM local time for the following purposes:

     1.  To elect three directors to serve for a term of two years.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 27, 1998 are entitled to notice of and to vote at the meeting.



                                                 William C. Killgallon
                                                 Chairman of the Board



                               IMPORTANT

WHETHER YOU OWN FEW OR MANY SHARES, IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THIS MEETING; THEREFORE, PLEASE FILL IN, DATE, AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO STAMP IS NECESSARY IF MAILED IN THE U.S.

                           THE OHIO ART COMPANY
                              One Toy Street
                              Bryan, OH 43506
                              ---------------
                              PROXY STATEMENT
                              ---------------
                Annual Meeting of Shareholders, May 5, 1998

     The accompanying proxy is solicited on behalf of the Board of Directors for use at the annual meeting of shareholders to be held on May 5, 1998. The proxy and this proxy statement are being mailed to shareholders on or about April 9, 1998. The expense of this solicitation is to be borne by the Company, and the Company may also reimburse persons holding shares in their names or in the names of their nominees for their reasonable expenses in sending proxies and proxy material to their principals.

     Unless authority is withheld, proxies in the accompanying form which are properly executed and duly returned to the Company will be voted at the meeting. Each proxy granted is revocable and may be revoked either by executing a later dated proxy or by giving notice to the Company in writing or in open meeting before any vote is taken.

     Abstentions will be treated as votes cast on a particular matter as well as shares present for purposes of establishing a quorum. Where nominee record holders do not vote on specific issues because they did not receive specific instructions on those issues from the beneficial owners of the shares (broker "non-votes"), those broker non-votes will not be treated as either votes cast or shares present or represented for purposes of establishing a quorum.

     As of March 27, 1998, the record date, the Company had outstanding and entitled to vote at the meeting or at any adjournments thereof 891,784 shares of Common Stock. Each shareholder of record on the record date is entitled to one vote for each share held.


          INFORMATION WITH RESPECT TO DIRECTORS AND NOMINEES

     The Board of Directors of the Company is divided into two classes, with one class being elected each year for a two-year term. The Company's Code of Regulations provides that the Board of Directors shall consist of seven directors or such other number as may be fixed at a meeting of shareholders. Shareholders are being asked to elect three directors to serve for a term of two years or until their respective successors are elected and qualified. Proxies given to the Board of Directors will be voted in accordance with the direction of the shareholders.It is expected that shares held by the Killgallon Family (as defined below) will be voted to elect the three nominees set forth in the following tabulation. Directors will be elected by a plurality of the votes cast by the shareholders present in person or by proxy and entitled to vote at the meeting.

     If any nominee named herein shall be unable to serve, the proxies will be voted for a substitute nominee and for the other nominees. The Company has no reason to believe that any listed nominee will be unable to serve.

                              Position with the Company
                            or Other Principal Occupation       Director
    Name and Age                and Other Directorships          Since
    ------------            -----------------------------       --------
                      NOMINEES TO SERVE UNTIL 2000

Neil H. Borden, Jr. (66)......Professor of Business               1988
                              Administration, Darden Graduate
                              School of Business Administration,
                              University of Virginia, 1963 to
                              present.

William C. Killgallon (59)....Chairman of the Board since June    1965
                              1989, President 1978-1989.  Also
                              Director of Columbia Ventures.

Wayne E. Shaffer (75).........Senior Partner of Newcomer,         1996
                              Shaffer & Spangler (a law firm).


                 DIRECTORS CONTINUING TO SERVE UNTIL 1999

W. C. Killgallon (85).........Chairman, Executive Committee       1955
                              of the Board and Consultant to
                              the Company.

Martin L. Killgallon II (50)..President since June 1989;          1981
                              Executive Vice President 1987
                              to 1989.

Frank L. Gallucci (73)........Attorney;Managing Director of       1995
                              Devonshire Limited (an investment
                              company).Previously served as
                              Senior Partner of Gallucci,
                              Hopkins & Theisen (a law firm)
                              from 1976 to 1993 and as a director
                              for Lincoln Bank/Norwest Bank during
                              the same time period.

Joseph A. Bockerstette (40)...President, Seyfert Foods, Inc.      1997
                              Previously President of Mullinix
                              Packaging in 1993 and 1994.



W. C. Killgallon is the father of William C. Killgallon and Martin
L. Killgallon, II. The Messrs. Killgallon are "control" persons at the Company, as such term is defined by regulations of the Securities and Exchange Commission.

                SECURITIES BENEFICIALLY OWNED BY PRINCIPAL
                       SHAREHOLDERS AND MANAGEMENT

     Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares.

     Set forth in the following table are the beneficial holdings on the basis described above as of March 27, 1998 of: (a) each person known by the Company to own beneficially more than 5% of its outstanding stock,
(b) directors or nominees not listed in (a), and (c) officers and directors as a group and certain members of the Killgallon family, the owners in each case having the sole voting and investment power, except as otherwise noted.
                                                                   % OF
              NAME                           SHARES                CLASS
    -----------------------                  ------                -----
(a) W. C. Killgallon* ....................   80,662 (1)(2)          9.0%
    P.O. Box 111
    Bryan, Ohio 43506

    William C. Killgallon* ...............  240,700 (1)(2)(3)(4)   27.0%
    P.O. Box 111
    Bryan, Ohio 43506

    Martin L. Killgallon,II* .............  297,796 (1)(2)(4)(5)   33.4%
    P.O. Box 111
    Bryan, Ohio 43506

    Ruth K. Gilbert ......................   33,392 (1)(6)          3.7%
    P.O. Box 111
    Bryan, Ohio 43506

    Katherine K. Michelsen ...............   28,498 (1)(8)          3.2%
    P.O. Box 111
    Bryan, Ohio 43506

    William C. Killgallon and Martin
    L. Killgallon,II as Trustees of
    the Company's Employee Stock
    Ownership Plan .......................   88,890 (4)            10.0%
    P.O. Box 111
    Bryan, Ohio 43506

(b) Joseph A Bockerstette ................        0
    Neil H. Borden, Jr ...................      600                   **
    Frank L. Gallucci ....................    1,000                   **
    Wayne E. Shaffer .....................    1,000                   **
(c) Officers and Directors as a Group ....  521,108 (7)            58.4%
    (12 Persons)

 *  A director
**  Less than 1%

(1) W. C. Killgallon is the father of William C. Killgallon, Martin L. Killgallon,II, Ruth K. Gilbert, and Katherine K. Michelsen. The total number of shares beneficially owned by members of the Killgallon Family listed above and their spouses and children (the "Killgallon Family"), excluding duplications, is 550,611 or approximately 62% of the number outstanding. Beneficial ownership of shares held by spouses and children is disclaimed.

(2) Includes 6,200 shares held by the Killgallon Foundation, of which
    W. C. Killgallon, William C. Killgallon, and Martin L. Killgallon,II are officers and directors, and as to which beneficial ownership is disclaimed.

(3) Includes 11,300 shares held for a child of William C. Killgallon, as to which beneficial ownership is disclaimed, but does not include 4,125 shares owned by his wife or 55,600 shares held by his wife as trustee for the benefit of children. Also includes 11,654 shares held in a revocable trust for the benefit of Ruth K. Gilbert. William C. Killgallon is a trustee of this trust and disclaims any beneficial ownership to the shares held by the trust.

(4) Includes 88,890 shares which reflect allocated and unallocated shares held in the ESOP (as defined below) as to which William C. Killgallon and Martin L. Killgallon,II, as trustees and members of the ESOP's Plan Committee have shared investment power. Of these 88,890 shares, 21,738 shares reflect shares that have not been allocated to participants' accounts and to which William C. Killgallon and Martin L. Killgallon,II, as trustees and members of the Plan Committee have shared voting power. Of the 67,152 allocated shares, 5,357 and 5,186 shares have been allocated to the accounts of William C. Killgallon and Martin L. Killgallon,II, respectively, as to which they have sole voting power. Messrs. Killgallon have no voting power with respect to the remaining 56,609 shares in the ESOP. Messrs. Killgallon disclaim beneficial ownership of all the shares held in the ESOP other than those allocated to their respective accounts.

(5) Includes 49,710 shares held for children of Martin L. Killgallon,II as to which beneficial ownership is disclaimed, but does not include 1,129 shares owned by his wife.

(6) Includes 11,654 shares held in trust as described in Note 3 above. Includes 44 shares in an IRA. Includes 21,694 shares held for a child as to which beneficial ownership is disclaimed.

(7) Includes shares held by directors in (a) and (b) above, but excludes duplications.

(8) Includes 20,304 shares held for children as to which beneficial ownership is disclaimed.

                   COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual compensation for the Company's Chief Executive Officer and the Chief Operating Officer as well as the total compensation paid to each individual for the Company's two previous fiscal years:

                                           ANNUAL COMPENSATION
                               -----------------------------------------
     NAME AND                                          (a)         (b)
PRINCIPAL POSITION             YEAR      SALARY       BONUS       OTHER
                               ----     --------     --------    -------
William C. Killgallon          1997     $232,259     $  -0-      $ -0-
Chairman of the Board          1996      227,858        -0-       95,297
                               1995      224,375      103,000      -0-

Martin L. Killgallon, II       1997      232,259        -0-        -0-
President                      1996      227,858        -0-       95,286
                               1995      224,375      103,000

(a) The bonus figure represents cash bonus for the fiscal year in which it was earned.

(b) In 1996, both William C. and Martin L. Killgallon received 4,800 shares of Mid-American stock from the Company with a market value of $86,400 each as an additional bonus for 1995 performance.

    For the year ended December 31, 1997, 188 shares were reallocated to all participants under the ESOP, of which 9 shares were allocated to William C. Killgallon and 9 shares to Martin L. Killgallon,II. As of March 27, 1998, the closing price per share on the American Stock Exchange was $21 1/2. The value of these shares is not included in compensation above.


                   COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation:

     The fundamental philosophy of the Company's compensation program is to offer competitive compensation opportunities for all employees, based primarily on the individual employee's personal performance relative to their area of responsibility and the contribution to the short-term and long-term strategic objectives of the Company. The philosophy is further driven by the concept of paying minimal annual inflationary increases and, instead, rewarding the employee through a generous incentive program when the Company is profitable.


     The compensation of the executive officers of the Company and its subsidiaries, and those employees drawing over $75,000 per year is reviewed annually and recommended by the Compensation Committee to the Board of Directors for their approval. Unanimous approval of the recommendation was made by the Directors. The "committee" is comprised entirely of non-employee directors.

     The foundation of the Company's executive compensation program is based upon the promotion of the Company's short-term and long-term business objectives, the creation of a performance-oriented environment, and the enhancement of shareholder value through the greatest achievable profitability.

     The elements of the Company's executive compensation program are:
          - Base salary
          - Annual incentive compensation

     Base salary is intended to compensate the executive officers at a level commensurate with their responsibilities and contribution to the short- and long-term objectives of the Company. The Committee further takes into account the local and general economic conditions, future business prospects, and length of employment with the Company.

     Annual incentive compensation is purely short-term performance based, and is comprised of the Company's Cash Bonus Incentive Plan and the ESOP Profit Sharing Plan. These plans provide annual incentive awards, payable in cash and the Company's common stock, respectively, based upon the profitability of the Company and other considerations.

     In its annual review of executive officer compensation for 1997, and based on interim financial statements available for 1997, the Committee considered the bonus of the Company's Chief Executive Officer, William C. Killgallon, and Chief Operating Officer, Martin L. Killgallon,II, for 1997 and the level of base salary for 1998 in light of the Company's estimated overall performance for 1997, and the performance of the CEO and COO relative to the long-term objectives of the Company. Based on that review, no bonuses were paid for 1997 and no salary increases were made for 1998. Historically, the Committee takes into account the success of the Company in meeting its financial performance objectives for the prior year and the CEO's and COO's length of service to the Company in determining base salary.

     The foregoing report is submitted by the members of the Company's Compensation Committee.

                            Wayne E. Shaffer
                           Neil H. Borden, Jr.

                         STOCK PERFORMANCE GRAPH

     The following graph sets forth the cumulative total shareholder return, assuming reinvestment of dividends, to the shareholders of the Company (OAR) during the five-year period ended December 31, 1997, as well as an overall stock market index (The Russell 2000 Index) and the Company's peer group index.


YEAR              OAR           RUSSELL 2000           PEER GROUP
----           ---------        ------------           ----------
1992             $100.00             $100.00              $100.00

1993               50.61              118.91               111.44

1994               57.94              116.55               110.18

1995              103.87              149.70               151.46

1996               68.42              174.30               178.16

1997               59.70              213.00               232.48

     The Company maintains defined benefit qualified retirement plans applicable to employees of the Company and its subsidiaries, providing a pension based on compensation and years of service.

     Set forth below are estimated annual benefits payable for the lifetime of a participant who is in both of the Company's defined benefit plans on retirement at age 65 in the remuneration and service class specified. Plan beneficiaries may elect actuarially equivalent benefits including lump sum benefits under one plan.

              ESTIMATED ANNUAL RETIREMENT BENEFITS (1)
                                  Years of Service at Retirement (2)
     Average                 ------------------------------------------
  Compensation (3)              10          20          25         30
  ---------------            -------     -------     -------    -------
    $100,000 ............... $13,900     $27,400     $34,100    $40,900
     200,000 ...............  26,200      52,000      64,900     77,800
     250,000 ...............  32,300      64,300      80,300     96,200
     300,000 ...............  38,500      76,600      95,600    114,700
     350,000 ...............  44,600      88,900     111,000    133,100
     400,000 ...............  50,800     101,200     126,400    151,600


(1) One plan was amended on March 13, 1992 to comply with Tax Reform Act of 1986. Individuals' benefits are never less than the benefits based on the provisions of the plan prior to amendment, determined as of March 31, 1992, or, for certain highly compensated employees, as of December 30, 1989.

(2) Benefits will vary slightly between individuals because benefit rate increases under one plan apply only to service after the effective date of the increase. Benefits shown include the maximum benefit payable for retirements during 1998 under this plan.

(3) Under one plan, based on the average of the highest five consecutive years of the ten years prior to retirement. The Internal Revenue Code limits the amount of annual compensation that may be taken into account in determining an individual's benefit accrued under a qualified retirement plan. The current maximum amount of annual compensation is $160,000, and this limit is expected to be adjusted annually to reflect cost-of-living increases.

     The years of credited service for participants listed in the remuneration table are William C. Killgallon 29 years and Martin L. Killgallon,II, 19 years. Although current IRS regulations limit compensation that may be taken into account in determining an individual's pension to $150,000 per year retroactively, the Company has a non-qualified supplemental pension plan which will make up the difference between actual compensation and the IRS limitation. The plan covers both individuals listed under Compensation of Executive Officers. Based on the supplemental plan, the current covered compensation for both of the above individuals is William C. Killgallon $323,861 and Martin L. Killgallon,II $319,539.

                   EMPLOYEE STOCK OWNERSHIP PLAN

     Under the Company's Employee Stock Ownership Plan (the "ESOP") all salaried and nonunion hourly paid employees of the Company and certain of its subsidiaries who have attained age 21 and completed one year of service are participants in the ESOP. As of the end of each tax year, the Company may contribute a discretionary amount to the ESOP to be determined by the Board of Directors. The contribution may be made in cash or Company Common Stock and the trustees or the Company may borrow funds to purchase Company Common Stock for the ESOP. The Company's contribution to the ESOP for each year is allocated to the accounts of participants who are employed by the Company on the last day of the year or who have retired at normal retirement or died during the year. The allocation is made to each participant's account, pro rata, based on the participant's compensation for the year (but not in excess of $160,000 for the 1997 year).

     In 1997, under provisions of a line of credit, the ESOP had an outstanding loan of $363,000, the proceeds of which had been used to purchase the Company's common stock. In November of 1997, the Board of Directors followed the recommendation of the Compensation Committee and agreed not to fund the ESOP for 1997. Shares purchased by the ESOP under the loan will not be allocated to the participants' accounts until the loan is paid off. Shares of Common Stock held by the ESOP will remain in the ESOP until the participants, for whose account such shares are held, terminate employment with the Company. The minor increase in shares for participants' accounts in 1997 was the result of a redistribution of ESOP shares, which was due to the separation of participants who had not met the vesting requirements.

     If an ESOP participant is also a participant in the Company's defined benefit plans, limitations under the Internal Revenue Code apply to the combined benefits from the plans. To the extent the participant's combined benefits from the plans exceed these limits, benefits under the defined benefit plans will be reduced. The benefits that are not payable from the defined benefit plans because of the limitations will be provided through a supplemental benefit plan.

                          BOARD OF DIRECTORS

     The Company's Board of Directors had four regular meetings and one telephonic meeting in the year 1997. Members of the Board who are not otherwise compensated by the Company, received a fee of $12,000 for their services in 1997, and, in addition, were compensated at a rate of $1,000 for each committee meeting held on a date other than a Board meeting date and each Board meeting in excess of five per year attended. Each incumbent director attended at least 75% of the meetings of the Board and committees of which he was a member.

                               COMMITTEES

     The Company has standing Executive, Audit, and Compensation
Committees, but no Nominating Committee, changes in the Board of Directors being considered by the whole Board.

     Executive Committee.  The members of the Executive Committee are
W. C. Killgallon, William C. Killgallon, and Martin L. Killgallon,II. The Executive Committee met one time in 1997. The Executive Committee has all of the authority of the Board of Directors (except for action relating to dividends, stock issuances, and certain fundamental corporate changes) between Board meetings.

     Audit Committee. The members of the Audit Committee are Neil H. Borden, Jr. and Joseph A. Bockerstette. In 1997, this Committee met twice. The Committee advised on the appointment of independent auditors and consulted with management and with the Company's independent auditors with respect to the scope of the audit performed by such auditors, reviewed the audit report and management letter received from the independent auditors and management's response to the letter, reviewed the system of internal controls, reviewed performance of the Company personnel responsible for accounting matters, and discussed fees paid to the independent auditors.

     Compensation Committee. The members of the Compensation Committee are Wayne E. Shaffer and Neil H. Borden, Jr. In 1997, this Committee met once. This Committee reviews and recommends compensation of those employees drawing over $75,000 per year.


                         INDEPENDENT AUDITORS

     Ernst & Young LLP, who have been the Company's independent auditors since 1930, have been selected by the Board of Directors to be the independent auditors for the current year.

                          SHAREHOLDER PROPOSALS

     For inclusion in the Company's 1999 proxy statement, all shareholder proposals for consideration at the annual meeting of the shareholders of the Company to be held in 1999 must be received at the Company's executive offices by December 4, 1998. Such proposals must also comply with regulations of the Securities and Exchange Commission.


                              OTHER BUSINESS

     The management knows of no other business to be transacted, but if any other business does come before the meeting, the persons named as proxies will vote or act with respect to such business in accordance with their best judgement.


                                                 William C. Killgallon
Dated: April 9, 1998                            Chairman of the Board

                 PROXY SOLICITED BY BOARD OF DIRECTORS

      THE OHIO ART COMPANY - MEETING OF SHAREHOLDERS - MAY 5, 1998

     The undersigned hereby appoints Frank L. Gallucci and P. R. McCusty, and each of them and each with power of substitution to vote the stock of the undersigned at the annual meeting of shareholders of THE OHIO ART COMPANY to be held May 5, 1998 or at any adjournment thereof, with all the powers the undersigned would possess if present. The proxies are instructed to vote as follows:

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEM 1. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

               (Continued and to be signed and dated on the other side)





Please mark boxes    or X in blue or black ink.

1. ___ FOR ___ WITHHOLD AUTHORITY to elect, except as indicated, the three nominees listed below:
     Neil H. Borden, Jr., William C. Killgallon, Wayne E. Shaffer

  Instructions: To withhold authority to vote for any nominee, write the nominee's name on this line:
_____________________________________________________________________

2. In their discretion on all other matters which may properly come before the meeting.

                               Please sign name(s) exactly as imprinted.
                               Executors, administrators, trustees, and others signing in a representative capacity should indicate the capacity in which they sign.

                               Dated: _________________________,1998

                               _____________________________________
                                            (Signature)

                               _____________________________________
                                            (Signature)

                 PLEASE DATE, SIGN, AND RETURN THIS PROXY